EXHIBIT 10.24

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement is made and entered into as of August 8, 2008 (the “Effective Date”) by and between Pharmasset, Inc. (“Pharmasset”), a Delaware corporation with an office at 303A College Road East, Princeton, NJ 08540 and Boehringer Ingelheim Chemicals, Inc. (“BICI”), a Delaware corporation, with an office at 2820 North Normandy Drive, Petersburg, VA 23805.

WITNESSETH:

WHEREAS, Pharmasset and its Affiliates desire to engage BICI to perform the Manufacture of clinical supplies of API (as this term is defined below) for Pharmasset, on the terms and conditions set forth below, and

WHEREAS, BICI and its Affiliates including, but not limited to, Boehringer Ingelheim Pharma GmbH and Co KG, desire to undertake the Manufacture of API for Pharmasset on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter set forth, the parties hereto agree as follows:

1. Definitions. Unless this Agreement shall expressly provide to the contrary, the following terms herein, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Affiliate” means, with respect to a party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such party. As used in this Agreement, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2 “Agreement” means this Manufacturing Services Agreement, together with all Appendices attached hereto, as amended from time to time by the parties in accordance with Section 14.5.

1.3 “API” means the active pharmaceutical ingredient having the chemical name 2’-fluoro-5-methyl-ß-L-arabinofuranosyluracil (also known as L-FMAU and Clevudine).

1.4 “Authority” means any United States or foreign government regulatory authority responsible for granting approvals for the Manufacturing, use, marketing, sale, pricing and/or other disposition of the API or Drug Product(s) in the Pharmasset Territory (as that term is defined in Section 13.1.5 of this Agreement).

1.5 “Batch” means a specific quantity of API, Manufactured according to the terms of this Agreement, that is intended to be of uniform character and quality and is produced during the same cycle of Manufacture as defined by the applicable batch production record.

Confidential Information

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1.6 “BICI Technology” means, in each case as its relates to API, the Technology (a) owned and controlled by BICI and its Affiliates as of the Engagement Date, or (b) developed or obtained by or on behalf of BICI independent of (i) this Agreement and (ii) any services performed pursuant to the Authorization to Proceed dated October 26, 2005 regarding the API, and without reference to Confidential Information of Pharmasset.

1.7 “Change Order” shall have the meaning given it in Paragraph 3.2.

1.8 “Confidential Information” has the meaning set forth in Section 11.

1.9 “Development” means the studies and other activities, if any, conducted by SP to develop a Manufacturing Process that is in accordance with the Specifications and cGMP as applicable and as mutually agreed, including but not limited to the optimization of the chemical synthesis of the API and the scale-up of the Manufacturing Process.

1.10 “Drug Product” means a drug product containing the API.

1.11 “Engagement Date” means October 26, 2005, which is the date Pharmasset and BICI executed the Authorization to Proceed regarding the production of API.

1.12 “Facility” means the applicable facility(ies) of SP.

1.13 “FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.14 “FDCA” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§321 et seq., as amended.

1.15 “cGMP” means the current good manufacturing practices applicable to the Manufacture of the API pursuant to laws, regulations and guidelines issued by the Authorities, as amended from time to time.

1.16 “Improvements” means, in each case, as it relates to the API, (i) any development of a new Manufacturing process or analytical method or (ii) any modification to any existing Manufacturing process or analytical method included in Pharmasset Technology or BICI Technology, as the case may be, that is conceived, discovered, invented, developed, created, made or reduced to practice in the performance of services under this Agreement and/or any Proposal. Improvements shall not be deemed to include validation of a Manufacturing process or analytical method.

1.17 “Manufacture” and “Manufacturing” means all steps and activities necessary to produce API, including without limitation, the manufacturing, processing, quality control testing and release of the API in accordance with the terms and conditions hereof.

1.18 “Manufacturing Process” means any and all processes (or step in any process) used or planned to be used by SP to Manufacture API, as evidenced in Batch records.

1.19 “NDA” means a New Drug Application filed with the FDA in accordance with applicable regulations and requirements of the FDA.

1.20 “Pharmasset Technology” means, in each case as it relates to the API, the Technology of Pharmasset and its Affiliates, and/or any other third party, (a) existing and owned, developed or obtained by or on behalf of Pharmasset prior to the Engagement Date, or (b) developed or obtained by or on behalf of Pharmasset independent of this Agreement and without reference to Confidential Information of BICI. Pharmasset Technology includes, but is not limited to, those patents and patent applications listed on Appendix A hereto.

Confidential Information

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1.21 “Proposal” means Appendix B annexed hereto and any subsequent Proposal agreed to in writing by the parties concerning the API that specifically references this Agreement. The Proposal and each subsequent Proposal shall be deemed incorporated into this Agreement with respect to scope of work, time for performance and cost of services only.

1.22 “Service Providers” and “SP” mean BICI and its Affiliates including, but not limited to, Boehringer Ingelheim Pharma GmbH and Co KG.

1.23 “Specifications” means the written specifications established for Manufacture of API and approved in writing by Pharmasset, as amended or supplemented from time to time. The applicable API Specifications, if any, as of the effective date of the Proposal will be attached thereto and incorporated therein by reference.

1.24 “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, and other intellectual property of any kind (whether or not protectible under patent, trademark, copyright or similar laws).

2. Engagement of Service Provider

2.1 Pharmasset hereby engages SP through BICI on a non-exclusive basis to perform the services described herein, in accordance with the terms and conditions set forth herein, including, without limitation, the services described in the Proposal(s) attached hereto as Appendix B, and SP hereby accepts through BICI such engagement. SP shall perform the services described in the Proposal(s) and shall use commercially reasonable efforts to deliver to Pharmasset the deliverables described in the Proposal(s) attached hereto (each, a “Deliverable”) on or before the delivery date described on such Proposal. Unless otherwise provided in a Proposal, the services for each Proposal shall be deemed to have been completed upon SP completing the services to the reasonable satisfaction of Pharmasset. The parties may agree that SP will perform additional services related to the API for Pharmasset pursuant to Proposals and Change Orders, subject to mutual agreement. All subsequent Proposals and Change Orders concerning the API will be governed by the terms of this Agreement, and will not modify or vary the terms of this Agreement unless the provisions of Section 14.5 are complied with. In the event of any conflict between the terms of this Agreement and the Proposal, the terms of this Agreement apply.

3. Manufacture of API

3.1 SP shall Manufacture API in accordance with the terms and conditions of this Agreement and the Proposal, and in substantial compliance with applicable laws and regulations.

3.2 If the applicable Proposal objectives cannot be achieved or require modification, then the Proposal may be amended as provided herein. In the event a required modification to a Proposal is identified by Pharmasset or by BICI, the identifying party shall promptly notify the other party. BICI shall provide Pharmasset with a change order containing an estimate of the required modifications to the scope, fees and timelines specified in the Proposal within ten (10) business days, or as soon as commercially practicable, whichever is later, of receiving or providing such notice, as the case may be (a “Change Order”). If Pharmasset does not approve such Change Order and has not terminated the Proposal but requests the Proposal to be amended to take into account the modification, then Pharmasset and BICI shall use commercially reasonable efforts to agree on a Change Order that is mutually acceptable. If practicable, and at Pharmasset’s request and sole cost and expense, SP shall continue work on the Proposal during any such negotiations, but shall not commence work with respect to the Change Order unless authorized in writing by Pharmasset.

Confidential Information

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3.3 Within ten (10) business days after execution of each Proposal, the Parties will establish a project team consisting of employees of both Parties that will be responsible for managing the execution of the scope of work described in the Proposal. Meetings will be held by means of telecommunication or in person once every two weeks or on an ad hoc basis as mutually agreed upon by the Parties.

4. API and Process Failure

4.1 Except as provided for in the applicable Proposal, Pharmasset shall analyze each shipment of API no later than sixty (60) days, after Pharmasset’s receipt of such shipment. In the event that Pharmasset determines that any shipment of API Manufactured hereunder does not conform to the Specifications, then Pharmasset shall so notify BICI in writing, SP shall undertake appropriate testing of a sample from such shipment and shall notify Pharmasset whether it has or has not confirmed such non-conformity within ten (10) business days after receipt of such notice from Pharmasset. If BICI notifies Pharmasset that it has not confirmed such non-conformity, SP will promptly conduct similar testing on a retained sample of the lot in question and shall notify Pharmasset whether it has or has not confirmed such non-conformity within ten (10) business days after such notification to Pharmasset. If SP’s test results for the retained sample are consistent with Pharmasset’s test results, the parties agree that Pharmasset’s test results are valid. If SP’s test results for the retained sample are consistent with SP’s prior test results, SP will promptly, but no later than five (5) business days after receiving such test results, send a retained sample of the lot in question to Pharmasset, and Pharmasset will promptly test this retained sample. If Pharmasset’s test results of the retained sample are consistent with SP’s test results, the parties agree that SP’s test results are valid. If Pharmasset’s test results of the retained sample are consistent with Pharmasset’s prior test results, Pharmasset shall submit a sample of the disputed shipment for testing to a mutually agreeable independent testing laboratory of recognized standing in the industry (the “Laboratory”). The findings of the Laboratory shall be binding on the parties. The expenses of such testing shall be borne by BICI if the testing confirms the non-conformity, and otherwise by Pharmasset.

4.2 If the API fails to meet Specifications, BICI shall, at Pharmasset’s option, either: (i) replace such nonconforming API at BICI’s sole expense; or (ii) reprocess such nonconforming API at BICI’s sole expense.

5. Shipping and Delivery

5.1. BICI shall deliver each Deliverable to the carrier designated by Pharmasset for delivery to Pharmasset FOB BICI’s Facility in Petersburg, VA. Title transfer and risk of loss respecting any shipment of API shall transfer to Pharmasset upon delivery to the carrier at BICI’s Facility.

5.2 Notification by Pharmasset to BICI that the API fails to meet Specifications, or of partial loss, damage, defects or non-delivery of any separate part of a shipment shall be made promptly in writing to BICI after delivery to Pharmasset or its designee, and if loss, damage, defects or partial non-delivery are not evident to Pharmasset at the time of delivery, Pharmasset shall notify BICI within sixty (60) days after delivery.

6. Price and Payments

6.1 Pharmasset shall pay the fees with respect to each Deliverable as specified in the relevant Proposal. Payment shall be due thirty (30) days after receipt by Pharmasset of an invoice provided, however, that if Pharmasset rejects a shipment of API pursuant to Section 4 of this Agreement, then payment shall be due, if at all, within thirty (30) days after Pharmasset’s investigation demonstrates that the invoiced API is conforming, or the receipt by Pharmasset of replacement API, as the case may be.

Confidential Information

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6.2 Pharmasset shall make all payments pursuant to this Agreement by wire transfer to a bank account designated in writing by BICI. All payments hereunder shall be made in United States Dollars.

6.3 BICI shall keep complete and accurate records of all API shipments and invoice calculations hereunder, and, upon the request of Pharmasset, shall permit Pharmasset or its agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations. In the event that an error in such calculations is identified, then BICI shall promptly take all measures necessary to correct the error, including the issuance of credits or refunds.

6.4 Any duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of services hereunder shall be paid by Pharmasset. Pharmasset shall provide to BICI any applicable sales, use or resale tax exemption certificates upon BICI’s request.

7. Representations and Warranties

7.1 BICI represents and warrants to Pharmasset that: (i) the services hereunder shall be performed with requisite care, skill and diligence, in accordance with industry standards by individuals who are appropriately trained, experienced and qualified; and (ii) to the best of its knowledge, as of the Engagement Date, the BICI Technology used in the services to be performed hereunder will not infringe the intellectual property rights of any third party.

7.2 BICI represents and warrants to Pharmasset that the API Manufactured hereunder: (i) will have been Manufactured and delivered to the carrier in accordance with the requirements in the applicable Proposal, the Specifications and in substantial compliance with applicable laws and regulations; and (ii) at the time such API is delivered to Pharmasset’s designated carrier, it will not be adulterated or misbranded under the FDCA, or under any other applicable laws, rules, regulations or requirements. Further, BICI warrants and represents to Pharmasset that, during the term of this Agreement, BICI will have obtained and maintained such approvals as may be required under applicable laws, rules, regulations and requirements to perform services under this Agreement.

7.3 BICI represents and warrants to Pharmasset that SP has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights in other parties, private or public, inconsistent with the provisions of this Agreement.

7.4 Pharmasset represents and warrants to BICI that, (a) as of the Engagement Date, to the best of its knowledge, the Pharmasset Technology used in the services to be performed hereunder will not infringe the intellectual property rights of any third party, and (b) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights in other parties, private or public, inconsistent with the provisions of this Agreement.

7.5 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

7.6 The provisions of this Section 7 shall survive the expiration or termination of this Agreement.

8. Compliance With Government Regulations

8.1 BICI agrees that SP shall comply with all applicable regulations and shall substantially comply with applicable laws in performing any services under this Agreement. In the event that BICI identifies a conflict in such applicable laws or regulations, BICI shall promptly notify Pharmasset of such conflict. BICI and Pharmasset agree to discuss which such conflicting laws or regulations shall be followed in the performance of the Proposal.

Confidential Information

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8.2 Pharmasset shall be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Pharmasset’s use of API Developed and/or Manufactured hereunder, including, without limitation, FDA reports, NDA submissions and any analogous reports and submissions filed with the appropriate Authority of a country other than the United States. BICI shall be responsible for providing Pharmasset with all supporting data, documentation and information reasonably necessary for Pharmasset to make such reports and submissions, including, without limitation, documents and information regarding process development, in-process controls, validated methods, batch records and stability data. Pharmasset shall compensate BICI for reasonable expenses incurred in providing such data, documentation and information to the extent not already covered in a Proposal.

8.3 SP shall be responsible for obtaining, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of services hereunder. BICI shall provide Pharmasset with copies of all such submissions to Authorities, and Pharmasset shall have the right to reference such submissions and otherwise use any and all information contained in such submissions in connection with its efforts to obtain regulatory approval to use the API or sell or distribute a Drug Product.

8.4 SP shall permit Pharmasset or its duly authorized representatives to observe and consult with SP during the performance of services hereunder at mutually agreed upon times, including the quality control testing and analysis of any Batch of the API. Moreover, SP agrees that Pharmasset and its agents shall have the right, upon reasonable prior notice to SP, to inspect the Facility and the Development and Manufacture of the API at mutually agreed upon times during normal business hours in order to ascertain compliance by SP with the terms of this Agreement, including, without limitation, inspection of: (i) the materials and equipment used in the performance of services hereunder; (ii) the holding facilities for such materials and equipment; (iii) SP’s standard operating procedures for Manufacture of the API; (iv) SP’s testing procedures for the API; and (v) all applicable records relating to such services. SP shall take such reasonable actions as are necessary to correct any mutually agreed upon deficiencies identified by any inspection conducted by Pharmasset, to meet the requirements of this Agreement.

8.5 SP shall maintain all records required by applicable laws and regulations, including complete Batch records, and will retain all such records as is required by applicable laws and regulations.

8.6 SP agrees to allow all Authorities, in accordance with applicable laws and regulations, to inspect its facilities and to review the standard operating procedures for the Manufacture of the API, the screening and testing procedures and testing records for API and all related Batch records and other records required under applicable laws and regulations. SP shall cooperate with any Authority conducting such an inspection or review and shall promptly respond to any corrective action requested by any Authority as a result of such inspection or review. BICI shall notify Pharmasset in writing within three (3) business days in the event any action (including a Form 483 or a warning letter or an equivalent foreign document) is taken by any Authority that is specific to API. BICI shall notify Pharmasset in writing within ten (10) business days in the event any action (including a Form 483 or a warning letter or an equivalent foreign document) is taken by any Authority that is not specific to API but pertains to or affects the Manufacture of API.

8.7 SP shall permit Pharmasset to reference SP’s services hereunder in any filing that Pharmasset may make with any governmental or regulatory agency anywhere in the world, and upon Pharmasset’s request SP shall promptly provide Pharmasset with a letter of permission or other documentation, at Pharmasset’s sole cost and expense, deemed reasonably necessary by Pharmasset to evidence such right.

Confidential Information

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9. Term and Termination

9.1 This Agreement shall take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 9, Paragraph 10.1 or Paragraph 14.11, shall expire five (5) years from the Effective Date. The term may be extended for a period of three (3) years by Pharmasset upon written notice to, and agreement by, BICI at least sixty (60) days prior to the expiration of the then current term.

9.2 Pharmasset shall have the right to terminate this Agreement or any Proposal or Change Order upon thirty (30) days written notice to BICI. Termination by Pharmasset of this Agreement shall also terminate any Proposal and/or Change Order then in effect. In the event that Pharmasset terminates any Proposal or Change Order in accordance with this section, then the termination provisions in the applicable Proposal and/or Change Order shall apply. In the event that the applicable Proposal or Change Order does not include termination provisions, then Pharmasset shall pay BICI for any reasonable expenses properly incurred by BICI prior to the effective date of termination. Such expenses shall include, but not be limited to, Facility occupancy cost committed to the project, plus materials and all other non-refundable cost and all non-cancelable obligations actually incurred by SP that are related to such Proposal or Change Order. BICI shall, upon receipt of a termination notice from Pharmasset, promptly cause performance of the applicable Development and/or Manufacturing services to cease and shall make commercially reasonable efforts to mitigate the out-of-pocket expenses incurred in connection therewith.

9.3 Each party shall have the right, at its sole discretion, to terminate this Agreement immediately upon written notice to the other party upon the occurrence of any of the following:

(a) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes as assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days); or

(b) the other party fails to cure or establish a mutually agreeable plan to cure a material breach of this Agreement within thirty (30) days after receiving written notice from the other party of such breach.

9.4 In the event of expiration or termination of this Agreement, BICI shall cooperate with Pharmasset and any alternative supplier chosen by Pharmasset in their efforts to qualify the alternative supplier as a supplier of the API, including without limitation, transferring to such alternative supplier the Manufacturing Process and the Improvements necessary to Manufacture the API. Such cooperation by BICI shall be at Pharmasset’s sole expense, unless the Agreement is terminated by Pharmasset pursuant to Paragraphs 9.3 or 14.11 or by reason of SP’s material breach of the Agreement as described in Paragraph 14.12, in which case such cooperation shall be at BICI’s sole cost and expense.

9.5 Expiration or termination of this Agreement for any reason shall not relieve either party of any obligation accruing prior to such expiration or termination. The rights and obligations of the parties that by their terms survive termination or expiration of this Agreement including, without limitation, the applicable confidentiality, ownership, warranty, indemnification and quality provisions of this Agreement, as well as Pharmasset’s right to use and/or refer to BICI’s or SP’s information in any regulatory or other submission to an Authority shall survive any termination of this Agreement. Further, Pharmasset shall have a right to receive, if it so requests, any shipment of API ordered but not shipped prior to the date of termination or expiration.

Confidential Information

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9.6 Upon the expiration or termination of this Agreement, each party shall, upon receipt of written request by the other party, promptly return to the other all Confidential Information of the other party that it has received pursuant to this Agreement provided however, that each party’s legal counsel may retain one (1) copy of the information in a secure location solely for the purpose of monitoring such party’s obligations under this Agreement. Furthermore, upon written request by Pharmasset, BICI shall promptly return any and all retain samples, stability samples, data, reports and any other property, information and/or know-how provided by Pharmasset or Developed in the performance of the services hereunder and owned by or licensed to Pharmasset.

9.7 BICI’s price for annual commercial requirements of ****** per year of API shall be commercially reasonable and up to ******. This price is contingent upon the following: a) no significant changes are made to the Specifications; b) commercial manufacture can be transferred from SP’s site in Ingelheim, Germany to SP’s sites in Malgrat, Spain, or Fornovo, Italy, which sites are FDA approved and for which SP shall pay for the cost of transfer; and c) Pharmasset and BICI enter into a multi-year supply agreement with a provision for invoicing in U.S. Dollars with the exchange rate equal to the closing exchange rate reported in the Wall Street Journal on September 30 (or next business day following September 30) of the prior calendar year. This commercial price shall be adjusted upward or downward in accordance with the Producer Price Index published by the U.S. Bureau of Labor Statistics in accordance with the following formula:

(Producer Price Index at September 30 of year prior to Invoice ÷ Producer Price Index at September 30, 2008) × *******

*	Based on annual commercial requirements of ****** per year.

10. Force Majeure

10.1 Except as otherwise expressly set forth in this Agreement, neither party shall be deemed to be in default under or to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including fire, floods, embargoes, unavoidable shortages of raw material(s) or other input(s) required for Manufacture epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism (and related government actions), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority and other similar acts. The party affected by any event of force majeure shall promptly notify the other party, explaining the nature, details and expected duration thereof. Such party shall also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other party of the cessation of any such event. A party affected by an event of force majeure shall use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch. If a party anticipates that an event of force majeure may occur, such party shall notify the other party of the nature, details and expected duration thereof. Upon termination of the event of force majeure, the performance of any suspended obligation or duty shall promptly recommence. In the event that a force majeure persists for more than one hundred twenty (120) days such that BICI cannot provide API, BICI and Pharmasset shall develop a mutually agreeable plan to transfer all Technical Information and Improvements necessary to Manufacture the API to another site owned by SP which is not affected by such force majeure. The cost of such transfer shall be split equally between Pharmasset and BICI.

11. Confidentiality

11.1 Each of Pharmasset and SP acknowledge that it will be necessary for each to disclose certain technical and proprietary information to each other. For purposes of this Agreement, the term “Confidential Information” shall mean: (i) in the case of Pharmasset, all information, including without limitation data, schematics, designs, drawings, specifications, Pharmasset Technology, chemical

Confidential Information

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formulae, samples and specimens, relating to the API or the use, Manufacture, Development or marketing thereof, or related clinical or regulatory affairs, including data, development plans, product and market descriptions, sales, cost and promotional expenditure data and plans and any other information or materials of Pharmasset not released by Pharmasset to the general public; and, (ii) in the case of BICI, all information, including without limitation data, schematics, designs, drawings, specifications, BICI Technology, samples and specimens, related to BICI Technology, manufacturing capabilities and capacity, BICI’s or SP’s equipment and manufacturing systems, BICI’s or SP’s standard operating procedures, and information about products other than the API and Pharmasset Technology which Pharmasset may observe while visiting BICI or SP Facilities in each case, whether written, graphic or oral, furnished to one party by or on behalf of the other party either directly or indirectly, or obtained or observed by such party while performing manufacturing services for Pharmasset, with the exception of the following:

(a) information that is now in the public domain or subsequently enters the public domain without fault on the receiving party’s part;

(b) information that is presently known by the receiving party from such party’s own sources as evidenced by the receiving party’s prior written records;

(c) information disclosed to the receiving party by a third party lawfully and contractually entitled to make such disclosure; and

d) information which the receiving party proves by clear and convincing evidence was independently developed without the use of any of the other party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the receiving party’s rightful possession unless the combination as a whole falls within any of the above exceptions.

11.2 Pharmasset and SP agree to maintain in confidence all Confidential Information of the disclosing party and not to disclose it to any third party, other than an Affiliate, without the express written consent of the disclosing party, to be given or withheld in the disclosing party’s absolute discretion. The receiving party shall take all necessary and reasonable precautions to prevent the disclosure of Confidential Information of the other party to any unauthorized third parties. In this regard, each party agrees to disclose Confidential Information of the other party only to those of its employees and affiliated companies and consultants or contractors who are directly concerned with or need to know about the use and evaluation of such information for the purposes related to this Agreement, and provided such person or entity is bound by obligations of confidentiality at least as stringent as those set forth herein. Upon disclosing Confidential Information of the other party to any such persons or entities, the receiving party shall advise them of the confidential nature of the information, and shall instruct them to take all necessary and reasonable precautions to prevent the unauthorized disclosure thereof. In furtherance of and without in any way limiting the foregoing, each party agrees that no public disclosures of Confidential Information of the other party shall be made at research seminars, lectures or professional meetings, or in publications. Each party further agrees that papers containing Confidential Information of the other party shall not be submitted for publication without the disclosing party’s prior written consent, to be given or withheld in the disclosing party’s absolute discretion. Each party further agrees not to disseminate Confidential Information of the other party over the Internet or any similar form of electronic communication without the prior written approval of the disclosing party, to be given or withheld in such parties’ absolute discretion. Notwithstanding the foregoing, Confidential Information of the other party may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction provided that the receiving party uses commercially reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible, provides reasonable prior written notice of such disclosure to the other party, and cooperates in all efforts of the disclosing party to obtain confidential treatment of such Confidential Information. The parties

Confidential Information

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acknowledge that the use or disclosure of Confidential Information without the disclosing party’s express written permission may cause irreparable harm and that any material breach or threatened material breach of this Section 11 will entitle the disclosing party to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

11.3 Confidential Information of the disclosing party shall not be used by the receiving party for any purpose other than that set forth in this Agreement without the express written consent of the disclosing party, to be given or withheld in such parties’ absolute discretion.

11.4 All Confidential Information disclosed pursuant to this Agreement shall be and remain the property of the disclosing party and all written Confidential Information of the other party and copies thereof shall be promptly returned or lawfully destroyed upon the disclosing party’s request, provided that the receiving party’s legal counsel may retain one (1) copy of the information in a secure location for the sole purpose of monitoring its obligations hereunder.

11.5 Other than as expressly provided by this Agreement, nothing contained herein shall be construed as granting or implying any rights under any letters patent covering the API, Pharmasset Technology or BICI Technology, or any right to use any information, know-how or data covered thereby or as an obligation of either party to enter into any further agreements with the other parties.

11.6 The mutual obligations of confidentiality under this Article shall survive expiration or earlier termination of this Agreement for a period of ten (10) years from the Effective Date.

12. Indemnification and Insurance

12.1 BICI shall indemnify, defend and hold Pharmasset, its parent and Affiliates, and their employees, officers, and directors harmless from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees) incurred by or rendered against Pharmasset or its Affiliates, employees or directors arising directly from (i) BICI’s or SP’s Manufacture and delivery of API hereunder which fails to meet the Specifications, or (ii) a breach by BICI or SP of any of its covenants or warranties under this Agreement, or (iii) any third party patent infringement, misappropriation or any other intellectual property claims, demands, actions, suits , proceedings and/or judgments relating to the use of BICI Technology in the Manufacture of API, provided however, that the foregoing shall not apply to the extent any such cost, expense, damage, judgment or liability arises from (i) a breach by Pharmasset of any of its covenants or warranties under this Agreement; or (ii) any third party infringement misappropriation, or any other intellectual property claims, demands, actions, suits, proceedings, and/or judgments relating to the use of Pharmasset Technology in the Manufacture of API, or (iii) an action by Pharmasset or a failure by Pharmasset to take an action which results in a breach of any agreement, assignment, or license which Pharmasset has entered into with a third party. Pharmasset shall give BICI prompt written notice of any claim or suit for which it is seeking or may seek indemnity under this Section 12.1, and shall permit BICI to undertake the defense thereof, at BICI’s expense. Pharmasset shall cooperate in such defense, to the extent reasonably requested by BICI, at BICI’s expense. Pharmasset shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Pharmasset may be prejudiced thereby. In any claim made or suit brought for which Pharmasset seeks indemnification under this Section 12.1, Pharmasset shall not settle or offer to settle such claim or suit, or admit liability or damages, without the prior written consent of BICI. BICI shall not settle any such claim or suit in such a manner as would create an obligation on the part of Pharmasset to any third party without the prior written consent of Pharmasset.

12.2 Notwithstanding the foregoing, if BICI has provided Pharmasset with written notification of an actual or potential infringement or misappropriation of an intellectual property right arising from the use of BICI Technology and has discontinued activities under this Agreement that gave rise to the allegation of infringement or misappropriation, then BICI shall have no indemnification obligation to Pharmasset under Section 12.1 for any claims with respect to BICI’s use of such BICI Technology if Pharmasset withholds its consent to a settlement or offers to settle such claim(s) pursuant to Section 12.1.

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12.3 Pharmasset shall indemnify, defend and hold SP, its parent and Affiliates, and their employees, officers, and directors harmless from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees) incurred by or rendered against SP or its Affiliates, employees or directors arising directly from: (i) any claim made or suit brought in which the alleged harm arises from the packaging, storage, transport, sale, disposal, handling, possession or use of the API or from the labeling, packaging, storage, transport, sale, disposal, handling, possession, use or manufacture of drug product(s) incorporating such API by Pharmasset; or (ii) a breach by Pharmasset of any of its covenants or warranties under this Agreement; or (iii) any third party infringement misappropriation, or any other intellectual property claims, demands, actions, suits, proceedings, and/or judgments relating to the use of Pharmasset Technology in the Manufacture of API; or (iv) an action by Pharmasset or a failure by Pharmasset to take an action which results in a breach of any agreement, assignment, or license which Pharmasset has entered into with a third party; provided, however, that the foregoing shall not apply to the extent any such cost, expense, damage, judgment or liability arises from (i) a breach by BICI of any of its covenants or warranties under this Agreement, or (ii) any third party infringement, misappropriation, or any other intellectual property claims, demands, actions, suits, proceedings, and/or judgments relating to the use of BICI Technology in the Manufacture of API. BICI shall give prompt written notice of any such claim or suit for which it is seeking or may seek indemnity under this Section 12.3 and shall permit Pharmasset to undertake the defense thereof at Pharmasset’s expense. BICI shall cooperate in such defense, to the extent reasonably requested by Pharmasset, at Pharmasset’s expense. BICI shall have the right to participate in such defense, at its own expense, to the extent that in its judgment BICI may be prejudiced thereby. In any claim made or suit brought for which BICI seeks indemnification under this Section 12.3, BICI shall not settle or offer to settle such claim or suit, or admit liability or damages, without the prior written consent of Pharmasset. Pharmasset shall not settle any such claim or suit in such a manner as would create an obligation on the part of BICI to any third party without the prior written consent of BICI.

12.4 Notwithstanding the foregoing, if Pharmasset has provided BICI with written notification of an actual or potential infringement or misappropriation of an intellectual property right arising from the use of Pharmasset Technology and has discontinued activities under this Agreement that gave rise to the allegation of infringement or misappropriation, then Pharmasset shall have no indemnification obligation to BICI under Section 12.3 for any claims with respect to BICI’s use of such Pharmasset Technology if BICI withholds its consent to a settlement or offers to settle such claim(s) pursuant to Section 12.3.

12.5 In the event (a) an Authority issues a request, directive, or order that Drug Product be recalled, or a stop-sale order, or (b) a court of competent jurisdiction orders such a recall or stop-sale order, or (c) Pharmasset reasonably determines that the Drug Product should be recalled or withdrawn from the market (collectively, a “Recall”), the Parties shall take all appropriate corrective action to effect such Recall. If Pharmasset is required to disseminate information regarding the Drug Product or the Recall, Pharmasset shall so notify BICI and, not later than may be required to permit Pharmasset to meet such obligations, BICI shall provide Pharmasset with such reasonable assistance in connection with such Recall as may reasonably be requested by Pharmasset.

12.6 BICI shall be financially responsible for the costs of a Recall to the extent the proximate cause of such Recall is attributable to material breach of warranty on the part of BICI, in which case BICI shall be responsible for actual out-of-pocket costs associated with such recall, including without limitation refund of the amounts paid by Pharmasset to BICI for the API, the cost of lost API and Drug Product, and the actual out-of-pocket cost of conducting the Recall in accordance with the recall guidelines of the applicable Authority, or as otherwise mutually agreed upon. BICI shall not be responsible for any consequential damages or lost profits except in the event of gross negligence or willful misconduct.

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12.7 Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the term of this Agreement a program of Commercial General Liability insurance written on a standard approved Policy Form, including Completed Operations Liability and Blanket Contractual Liability, with limits of liability not less than $25,000,000.00 for BICI and not less than $10,000,000.00 for Pharmasset, Combined Single Limit Bodily Injury and Property Damage covering the party’s obligations under this Agreement. Such Insurance can be provided through a combination of Primary and Excess/Umbrella insurance programs. All insurance policies which are written on a claims-made basis shall include an extended reporting period provision of not less than three years from the end of such policy period. Each party shall upon written request provide the other party with certificates of insurance attesting to the existence and maintenance of the foregoing insurance coverage. However, it is understood and agreed that furnishing of such insurance coverage will not relieve either party of its obligations under this Agreement. Notwithstanding the above, each party shall have the right to self insure against any and all perils and/or liabilities against which it would otherwise be required to insure and shall also have the right to effect any such insurance by means of so called “blanket” or “umbrella” policies of insurance.

12.8 In the event of any occurrence which may result in either party becoming liable under Sections 12.1 and 12.3, each party shall use reasonable commercial efforts to take such actions as may be reasonably necessary to mitigate the amounts payable by the other party under Sections 12.1 and 12.3, as the case may be.

12.9 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

12.10 The provisions of this Section 12 shall survive the termination or expiration of this Agreement.

13. Intellectual Property Rights

13.1 Ownership of Technology and Improvements.

13.1.1 All rights to and interests in Pharmasset Technology (including, without limitation, Pharmasset’s intellectual property rights that are related to the Manufacturing Process) shall remain solely in Pharmasset and no right or interest therein is transferred or granted to BICI under this Agreement or through the performance of services by SP hereunder. BICI acknowledges and agrees that it shall in no case acquire any license or any other right to Pharmasset Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited license shall expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur. The parties agree that no Pharmasset Technology was transferred by Pharmasset to BICI prior to the Engagement Date. However, the parties acknowledge that certain Technology identified in Appendix A previously owned by Triangle Pharmaceuticals, Inc. (“Triangle”) and lawfully acquired by or licensed to Pharmasset represents Pharmasset Technology.

13.1.2 All rights to and interests in BICI Technology (including, without limitation, existing intellectual property rights of SP that are related to the Manufacturing Process) shall remain solely in BICI and no right or interest therein is transferred or granted to Pharmasset under this Agreement or through the performance of services by BICI hereunder. Pharmasset acknowledges and agrees that it shall in no case acquire any license or any other right to BICI Technology except as otherwise set forth in this Agreement. Any improvements to BICI Technology, to the extent such improvement is not an Improvement, shall be the sole and exclusive property of BICI.

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13.1.3 All Improvements shall be the sole and exclusive property of Pharmasset, and BICI (for itself and on behalf of SP) hereby assigns and agrees to assign to Pharmasset (and to the extent that an executory assignment is not enforceable, BICI (for itself and on behalf of SP) hereby agrees to assign and transfer to Pharmasset at Pharmasset’s sole cost and expense, in writing, from time to time, upon request) all of its right, title and interest to and in any such Improvements promptly and free of any fee, royalty or other consideration, and shall execute any documents requested by Pharmasset to perfect the assignment of such Improvements and to enable Pharmasset to apply for, obtain, and enforce patents in any and all countries on such Improvements as Pharmasset shall determine. BICI (for itself and on behalf of SP) further agrees to cooperate fully with Pharmasset in the process of securing and enforcing Pharmasset’s right to such Improvements and Pharmasset shall compensate BICI for BICI’s reasonable time devoted to those activities performed at Pharmasset’s request. BICI shall promptly disclose all Improvements to Pharmasset in writing.

13.1.4 Provided Pharmasset has the necessary rights in and to Improvements, Pharmasset agrees to grant BICI and its Affiliates a perpetual, royalty-free, non-exclusive license to use any Improvements in the manufacture and sale of any chemical ingredients or pharmaceuticals (including active pharmaceutical ingredients) other than API, ******.

13.1.5 Provided that (i) Pharmasset has the necessary rights in and to Improvement and (ii) BICI and Pharmasset finalize the agreement contemplated in Subsection 13.1.6, Pharmasset agrees to grant BICI and its Affiliates a perpetual, non-exclusive license to use any Improvements in the Manufacture and lawful sale of API, in countries outside of the territories for which Pharmasset has rights for development and commercialization of API (“Pharmasset Territory”), to (a) ******, (b) ******, and (c) a third party who acquires from ****** the right to sell Clevudine outside of the Pharmasset Territory, provided further that, in each case, BICI and its Affiliates require such entities to agree to the geographical limitation described above as a condition of such sale of API by BICI and its Affiliates. BICI or its Affiliates shall, upon request, provide a redacted copy of such agreement(s) to Pharmasset for purposes of verifying the existence of such geographical limitation.

13.1.6 If BICI intends to use Improvements in the Manufacture, formulation and/or lawful sale of API in accordance with Section 13.1.5, BICI shall so notify Pharmasset and BICI and Pharmasset agree to negotiate in good faith a suitable license fee for such use, provided that the shipment of such API may not occur prior to finalization of such license agreement.

13.2 BICI shall not sell or provide API to any person other than Pharmasset, its Affiliates or an authorized third-party licensee or licensor of Pharmasset.

13.3 The provisions of this Section 13 shall survive the expiration or termination of this Agreement, except in the event that this Agreement is terminated by Pharmasset pursuant to Section 9.3(b), in which case Subsections 13.1.4 and 13.1.5 shall terminate along with any license granted thereunder.

14. Miscellaneous

14.1 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement: (i) in connection with the transfer or sale of all or substantially all of the assets of such party or the line of business of which this Agreement forms a part; (ii) to the successor

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entity or acquirer in the event of the merger, consolidation or change of control of a party hereto; or (iii) to any Affiliate of the assigning party. Any purported assignment in violation of this paragraph shall be void. Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement.

14.2 Severability. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall use reasonable commercial efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s), which, insofar as practical, implement the intent of the parties.

14.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and delivered personally, sent by telecopy (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to BICI, to:

Boehringer Ingelheim Chemicals, Inc.

2820 North Normandy Drive

Petersburg, VA 23805

Fax No.: 804-504-8685

Attn: Associate Director, New Business Development

With a copy to:

Boehringer Ingelheim Chemicals, Inc.

2820 North Normandy Drive

Petersburg, VA 23805

Fax No.: 804-504-8885

Attn: Division Counsel

If to Pharmasset, to:

Pharmasset, Inc.

303A College Road East

Princeton, NJ 08540

Telecopier No.: 609-613-4150

Attn: Vice President, Manufacturing

With a copy to:

Pharmasset, Inc.

303A College Road East,

Princeton, NJ 08540

Fax No.: 609-613-4150

Attn: Legal Affairs

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given: (i) when delivered, if personally delivered or sent by telecopy on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.

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14.4 Applicable Law. In the event legal action is taken under this Agreement by Pharmasset, each party hereby submits and consents to the choice of laws (notwithstanding its conflict of laws principles), of the Commonwealth of Virginia and jurisdiction and venue of the federal and local courts nearest to Petersburg, Virginia. In the event legal action is taken under this Agreement by BICI or SP, each party hereby submits and consents to the choice of laws (notwithstanding its conflict of laws principles), of the State of New Jersey and jurisdiction and venue of the federal and local courts nearest to Princeton, New Jersey.

14.5 Entire Agreement; Amendment. This Agreement and the attached Appendices, which are incorporated herein, constitute the entire agreement between the parties with respect to the subject matter hereof and all prior agreements with respect thereto, but excepting the Confidentiality Agreement dated February 25, 2003 and the License Agreement dated of even date herewith, each among Pharmasset and BICI, are superseded. Each party hereto confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein. No amendment or modifications of this shall be binding upon the parties unless in writing, referencing this Agreement and specifically stating that an amendment to this Agreement is intended by such writing, which shall be duly executed by authorized officers of both parties.

14.6 Headings; Construction. The headings used in this Agreement are intended for convenience only and shall not be considered part of the written understanding between the parties and shall not affect the construction of this Agreement. Both parties have participated equally in the formation of this Agreement; the language of this Agreement will not be presumptively construed against either party.

14.7 Independent Contractors. It is expressly agreed that BICI and Pharmasset shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither BICI nor Pharmasset shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

14.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.10 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons except as expressly set forth herein.

14.11 Debarment. None of BICI or any of its Affiliates within SP has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. Section 335a. If, at any time during the term of this Agreement, BICI or any of its Affiliates within SP (a) becomes debarred, or (b) receives notice of action or threat of action with respect to its debarment, BICI shall notify Pharmasset immediately. In the event that BICI or any of its Affiliates within SP becomes debarred as set forth above, this Agreement shall automatically terminate upon receipt of such notice without any further action or notice. In the event that BICI receives notice of action as set forth in clause (b) above, Pharmasset shall have the right to terminate this Agreement immediately.

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14.12 Any material breach by SP of any of the obligations of SP described or referred to herein or in any Proposal or Change Order shall be deemed to be a material breach of the Agreement or such Proposal or Change Order by BICI.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BOEHRINGER INGELHEIM		PHARMASSET, INC.
CHEMICALS, INC.

By:	/s/ Darrell M. Jessee	By:	/s/ P. Schaefer Price

Name:	Darrell M. Jessee	Name:	P. Schaefer Price

Title:	VP Finance	Title:	President & CEO

Date:	9/2/08	Date:	August 8, 2008

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APPENDIX A

Pharmasset Technology - Patents

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APPENDIX B

Proposal for Development and Initial Production of Clevudine

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